Exhibit (a)(1)(N)

FORM OF EMAIL NOTICE

REGARDING MODIFICATION ELECTION WINDOW EXPIRATION NOTICE FOR

PERFORMANCE AWARDS (PSAs) AND/OR TOTAL SHAREHOLDER RETURN UNITS (TSRUs)

SENT AT CLOSE OF OFFER

The Modification Offer described in the Schedule Tender Offer and Offering Memorandum along with the Offer documents (collectively the “Offer Documents”), to modify Eligible Total Shareholder Return Units and/or Eligible Performance Share Awards into Modified TSRUs and/or Modified PSAs, as applicable, that had a commencement date of August 12, 2024, has expired, and no additional online election or Election Change Forms may be submitted. If you are an Eligible Participant and properly completed the online acceptance via Fidelity NetBenefits to modify your Eligible TSRUs and/or Eligible PSAs before the Expiration Time and did not subsequently deliver a Notice of Election Change Form, you will receive a separate email confirming our acceptance of your modified Eligible Awards into Modified Awards. Any Eligible Awards you did not modify will remain outstanding and subject to their original terms. If you have any questions, please email LTIModification@Pfizer.com.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer Documents.